Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

The Prudential Investment Portfolios, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 033-61997 and 811-07343) on Form N-1A of Prudential Investment Portfolios, Inc., consisting of Jennison Equity Opportunity Fund, Jennison Growth Fund, Dryden Active Allocation Fund and the JennisonDryden Asset Allocation Funds (comprised of JennisonDryden Conservative Allocation Fund, JennisonDryden Moderate Allocation Fund and JennisonDryden Growth Allocation Fund) (hereafter referred to as the “Funds”) of our reports dated November 24, 2008, with respect to the statements of assets and liabilities of the Funds, including the portfolios of investments, as of September 30, 2008, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period ended September 30, 2008 and the financial highlights for each of the years in the five-year period ended September 30, 2008, which appears in the September 30, 2008 annual reports on Form N-CSR of the Funds.We also consent to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers” and “Financial Statements” in the statement of additional information.

KPMG LLP
New York, New York

November 24, 2008